Exhibit 11

                                               LCA-VISION INC.
                                    Computation of Per Share Earnings (Loss)
                                       For the Three and Six Months Ended
                                           June 30, 1996 and 1995


                                     For the Three                    For the Six
                                    Months Ended                      Months Ended
                                      June 30,                         June 30,
                                1996            1995             1996           1995
Primary Earnings:
Net income (loss)            $  (952,561)  $  187,709        $(1,476,673)   $  412,130
Pro forma income
 tax expense                                   74,081                          156,609
                              ___________    ________        ____________     _________

Proforma net
 income (loss)               $  (952,561)  $  113,628        $(1,476,673)   $  255,521
                              ____________   ________        _____________    _________
Shares:
Weighted average number of
 common shares outstanding    19,617,821    1,000,000         19,617,821     1,000,000

Additional shares assuming
 exercise of stock options           (a)                             (a)
                              ----------    ---------        -------------   ----------
Average common shares
 and equivalents, as adjusted 19,617,821    1,000,000         19,617,821      1,000,000
                              -----------   ---------        -------------  ------------

Earnings (loss) per share    $     (0.06)  $     0.11        $     (0.07)   $      0.25


(a) Net loss per share is based on outstanding common shares. Assuming exercise of options would be anti-dilutive since an increase in the number of shares assumed to be outstanding would reduce the amount of the loss per share.